UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-08955
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                             The Cherry Corporation
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             (Exact name of registrant as specified in its charter)

                  3600 Sunset Avenue, Waukegan, Illinois 60087
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $1.00
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule   12g-4(a)(1)(i)  |X|         Rule 12h-3(b)(1)(i)  |X|
               Rule   12g-4(a)(1)(ii) |_|         Rule 12h-3(b)(1)(ii) |_|
               Rule   12g-4(a)(2)(i)  |_|         Rule 12h-3(b)(2)(i)  |_|
               Rule   12g-4(a)(2)(ii) |_|         Rule 12h-3(b((2)(ii) |_|
                                                  Rule 15d-6           |_|

         Approximate number of holders of record as of the certification or notice date:
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         Pursuant to the requirements of the Securities Exchange Act of 1934 The
Cherry Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    July   17, 2000                       By:      /s/ Dan A. King
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                                                  Vice President and Chief
                                                       Financial Officer